FIRST AMENDED AND RESTATED

POINCIANA PARKWAY REGULATORY AGREEMENT

by and between

OSCEOLA COUNTY, FLORIDA

and
AVATAR PROPERTIES INC.TABLE OF CONTENTS

Page

APPENDIX A APPENDIX B APPENDIX C APPENDIX D APPENDIX E	POINCIANA PARKWAY DESIGN CRITERIA ACCESS MANAGEMENT PLAN OPERATIONS AND MAINTENANCE STANDARDS CERTIFICATE OF LIABILITY INSURANCE

FIRST AMENDED AND RESTATED
POINCIANA PARKWAY REGULATORY AGREEMENT
(OSCEOLA COUNTY)

THIS FIRST AMENDED AND RESTATED POINCIANA PARKWAY REGULATORY AGREEMENT (this “Agreement”) is made and entered into as of      July 25     , 2008 by and between OSCEOLA COUNTY, a political subdivision and charter county of the State of Florida (“Osceola County”) and AVATAR PROPERTIES INC., a Florida corporation (“Avatar”) and/or its successors and assigns (collectively, the “Owner”).

RECITALS:

A.	Osceola County and Owner entered into that certain Poinciana Parkway Regulatory Agreement (Osceola County) as of December 15, 2006 (the “Original Regulatory Agreement”).

B.	Except as otherwise specified herein, capitalized terms used herein shall have the meanings ascribed thereto in Section 1.02 hereof.

C.	Poinciana Parkway, as depicted on Appendix A attached hereto, consists of the Osceola Project Area, the Poinciana Toll Road and the Polk Project Area and has been adopted as part of the Osceola County Comprehensive Plan, Polk County Comprehensive Plan, Orlando Metropolitan Planning Organization Long Range Transportation Plan and Transportation Improvement Element, and the Lakeland/Winter Haven Urbanized Area Metropolitan Planning Organization 2010 Long Range Transportation Study Cost Feasible Element.

D.	Osceola County lacks present or available capital improvement funding to construct the Osceola Project Area and the Poinciana Toll Road and/or acquire the necessary right-of-way absent private investment or funding.

E.	The Owner is the developer of multiple developments located in both Osceola County and Polk County, including the Poinciana Development and other local properties, further development of which may be hindered by lack of an efficient transportation ingress/egress route to areas north and northwest of the Poinciana Parkway corridor.

F.	The development and operation of the Poinciana Parkway will serve the public interest, because, among other things:

(1) it will create an additional hurricane evacuation route and increase access for public safety and emergency vehicles and enhance the overall development potential of property located not only along the Poinciana Parkway corridor, but throughout Osceola County and Polk County, thus increasing the ad valorem tax base and benefiting the citizens of Osceola County and Polk County.

(2) it will ease the flow of vehicular traffic within Osceola County and Polk County and provide more direct access from the Poinciana Development to U.S. 17-92 than is currently available and will provide a more convenient and quicker access to Interstate 4 and the Western Beltway, thereby providing the citizens of Osceola County and Polk County (particularly the residents of the Poinciana Development), tourists and other temporary visitors to Osceola County and Polk County a direct connection to the Orlando-area beltway.

(3) it will provide employment opportunities, promote development and have a significant positive effect on the general economy of Osceola County and Polk County and will serve a valid public purpose of Osceola County and Polk County.

G.	The Project Engineer has advised the Owner that all required Poinciana Parkway Permits and Mitigation Credits have successfully been acquired. Further, the Owner has acquired or caused Osceola County to acquire certain specific property necessary for the rights-of-way for the Poinciana Parkway through private transactions and through the exercise of the eminent domain powers of Osceola County exercised pursuant to Osceola County Resolution 07-004R.

H.	The acquisition of the Poinciana Parkway Permits and the Mitigation Credits, as well as the Acquired Parcels, the completion of the Mitigation Work, the acquisition of the rights-of-way parcels necessary for completion of Poinciana Parkway pursuant to the Property Acquisition Agreement and the financing and construction of Poinciana Parkway and the execution of this Agreement by Osceola County and the Polk County Regulatory Agreement by Polk County shall implement the governmental purposes of Osceola County and Polk County and contribute to the health, safety and welfare of the citizens, landowners and taxpayers of Osceola County and Polk County.

I.	Osceola County has reviewed and approved the Design Criteria developed by the Owner for Poinciana Parkway and has reviewed and approved the construction documents developed in accordance with the approved Design Criteria for both the Poinciana Toll Road and the Osceola Project Area.

J.	All costs associated with the acquisition and construction of the Poinciana Toll Road will be provided for by the Owner and will not be funded from any public source.

K.	Osceola County and the Owner desire to enter into this Agreement to memorialize Osceola County’s approval of the acquisition, construction, ownership and operation of the Poinciana Toll Road by the Owner as a private toll road subject only to the provisions of this Agreement and the applicable provisions of law.

L.	In order to obtain the Poinciana Parkway Permits and maintain the viability of the Reedy Creek Mitigation Bank, the Owner was required to agree to change the design of the Poinciana Parkway within the Poinciana Toll Road section to include two trestles at two locations of 2100 linear feet each separated by a span of roadway of 2000 linear feet with five (5) culverts, each four feet high and 7 feet wide. The trestles and culverts have been incorporated into the design of the Poinciana Parkway at the request of governmental authorities to address wildlife and other environmental concerns and are not otherwise necessary for construction of the Poinciana Parkway. Because of these design changes, the Owner cannot complete the design, negotiation of the construction documents and construction of the Poinciana Parkway within the time frames contemplated in the Original Regulatory Agreement.

M.	The parties now wish to replace entirely the Original Regulatory Agreement with this Agreement and agree that this Agreement shall be legal, valid and binding against them.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other valuable consideration, receipt and adequacy of which is hereby acknowledged, the parties mutually undertake, promise and agree for themselves, their successors and assigns as follows:

ARTICLE I

INCORPORATION OF RECITALS, DEFINITIONS AND INTERPRETATION

SECTION 1.01.  INCORPORATION OF RECITALS.  The above recitals are true and correct and are incorporated into and made a part hereof. This Agreement replaces entirely the Original Regulatory Agreement which shall be of no further force or effect.

SECTION 1.02.  DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings unless the context hereof otherwise requires:

“Access Management Plan” means the access management plan for Poinciana Parkway with access to the Osceola Project Area being initially limited to fourteen (14) access points, four (4) full and nine (9) partial intersections plus the Cypress Parkway Intersection with access to the Poinciana Toll Road being initially limited to a private driveway and one (1) signalized intersection near its southern limit. Access to the Polk Project Area is initially limited to a major signalized intersection at U.S. 17/92, two additional signalized intersections and three (3) unsignalized access points spaced to preserve the transportation capacity of the controlled access facility, all as depicted on Appendix C attached hereto.

“Acquired Parcels” means the property which has been acquired directly by the Owner as part of the necessary rights-of-way for construction of the Poinciana Parkway.

“Agreement” means this First Amended and Restated Poinciana Parkway Regulatory Agreement, including any amendments and supplements hereto (including all appendices and/or exhibits attached hereto) executed and delivered in accordance with the terms hereof.

“Base Toll Rates” shall have the meaning set forth in Section 3.07(B) hereof.

“Commence construction” means when the Owner issues a notice to proceed to any Contractor for the construction of the Poinciana Toll Road.

“Completion Date” shall have the meaning set forth in Section 4.03 hereof.

“Contractor” shall have the meaning set forth in Section 4.04 hereof.

“Contractor’s Insurance” shall have the meaning set forth in Section 4.04 hereof.

“CPI” means the “Consumer Price Index – U.S. City Averages for all Urban Consumers, All Items” (not seasonally adjusted) of the U.S. Department of Labor, Bureau of Labor Statistics; provided, however, that if the CPI is changed so that the base year of the CPI changes, the CPI shall be converted in accordance with the conversion factor published by the U.S. Department of Labor, Bureau of Labor Statistics; provided, further, that if the CPI is discontinued or revised, such other index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the CPI had not been discontinued or revised.

“Design Criteria” means the final criteria for Poinciana Parkway design and engineering included in the description of Poinciana Parkway as set forth in Appendix B attached hereto.

“Enforcement Agencies” shall have the meaning set forth in Section 6.02 hereof.

“Expansion Project” shall have the meaning set forth in Section 3.01 hereof.

“Interlocal Agreement” means the Interlocal Agreement between Osceola County and Polk County dated as of December 20, 2006 relating to the Poinciana Parkway.

“Lender” means any person or entity that lends or invests money or provides other financial assistance (e.g., bond financing) in connection with the ownership, construction, operation or maintenance of the Poinciana Toll Road, or otherwise for the purpose of financing the Owner’s obligations under this Agreement.

“Maximum Annual Toll Increase” means the greatest of: (a) two percent (2%) per annum, (b) the annual percentage increase in CPI or (c) the percentage increase in Per Capita Nominal GDP annually.

“Mitigation Costs” means all of the costs associated with the Mitigation Work, including Mitigation Credits acquisition, and any and all permits, licenses etc.

“Mitigation Credits” means the Federal and state environmental mitigation credits acquired by the Owner in connection with the Mitigation Work.

“Mitigation Work” means on-site or off-site improvements and/or compensation required by the Florida Department of Environmental Regulation, Southwest Florida Water Management District, South Florida Water Management District, Florida Game and Freshwater Fish Commission, United States Environmental Protection Agency, Army Corps of Engineers and United States Fish and Wildlife Service to mitigate adverse environmental effects resulting from construction of Poinciana Parkway.

“Osceola Project Area” means that segment of Poinciana Parkway located in Osceola County more particularly depicted on Appendix A attached hereto and made a part hereof, constituting approximately 4.17 miles of access roadways beginning at the Westerly right-of-way line of Eastborne Avenue and follows the existing alignment of Marigold Avenue, a two lane roadway constructed within an existing Osceola County right-of-way with a width of 150 feet which will be reconstructed by the Owner as a part of Poinciana Parkway utilizing a four lane urban curb and gutter section, ending at the intersection of Cypress Parkway (CR 580) and Marigold Avenue, including without limitation, all property rights, easements, appurtenances, rights-of-way, franchises and equipment relating thereto and deemed necessary or convenient for the acquisition, construction, renovation, reconstruction or operation thereof, with such changes, deletions, additions or modifications to the enumerated improvements, equipment and facilities, or such other improvements, equipment or facilities as may hereafter be approved by Osceola County in accordance with this Agreement.

“Per Capita Nominal GDP” means the “U.S. Annual Per Capita Gross Domestic Product (in current dollars)” (not seasonally adjusted) as published by the U.S. Department of Commerce, Bureau of Economic Analysis, it being understood that for purposes of using such indicator at a specific point in time, the “U.S. Annual Per Capita Gross Domestic Product (in current dollars)” (not seasonally adjusted) published by the U.S. Department of Commerce, Bureau of Economic Analysis for the calendar year immediately preceding such specific point in time is to be used, provided, however, that if the measurement of Per Capita Nominal GDP is discontinued or revised, such other indicator or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Per Capita Nominal GDP had not been discontinued or revised.

“Person” means an individual, a corporation, a partnership, an association, a joint stock company, a trust, a governmental entity or any other entity cognizable at law.

“Plans and Specifications” means the plans and specifications for construction of Poinciana Parkway developed pursuant to the agreements described in Section 4.02 hereof, as the same may be amended from time to time.

“Poinciana Development” means the approximately 47,000 acre mixed-use development known as Poinciana, as shown in a Master Plan approved on August 31, 1971 and October 5, 1971 by Osceola County and Polk County.

“Poinciana Toll Road” means the approximately 4.15 mile four-lane controlled access segment of Poinciana Parkway more particularly depicted on Appendix A attached hereto and made a part hereof, including without limitation, all property rights, easements, appurtenances, rights-of-way, franchises and equipment relating thereto and deemed necessary or convenient for the acquisition, construction, renovation, reconstruction or operation thereof, with such changes, deletions, additions or modifications to the enumerated improvements, equipment and facilities, or such other improvements, equipment or facilities as may hereafter be approved by Osceola County in accordance with this Agreement.

“Poinciana Parkway” means an approximately 9.66 mile four-lane road consisting of the Osceola Project Area, the Poinciana Toll Road and the Polk Project Area, beginning at the existing intersection of County Road 54 and US 17-92 in Polk County, Florida and terminating in Osceola County, Florida at the intersection of Marigold Avenue and Cypress Parkway (CR 580) more particularly depicted on Appendix A attached hereto and made a part hereof.

“Poinciana Parkway Permits” means all of the governmental permissions, approvals, permits and the like authorizing the acquisition, development, construction and operation of the Poinciana Parkway, including any portions thereof, together with the portion of those certain permits obtained or acquired by the Owner from Parker Poinciana, Inc. related to the permitting of Parker Highway (now known as Poinciana Parkway) and the Mitigation Work.

“Polk County” means Polk County, a political subdivision and charter county of the State.

“Polk County Regulatory Agreement” means that certain Poinciana Parkway Regulatory Agreement between Polk County and the Owner dated as of December 20, 2006, as amended and supplemented or replaced from time to time.

“Polk Project Area” means that segment of Poinciana Parkway located in Polk County more particularly depicted on Appendix A attached hereto and made a part hereof, constituting approximately 1.34 miles of access roadways leading from U.S. 17-92 to the Osceola/Polk County line, including without limitation, all property rights, easements, appurtenances, rights-of-way, franchises and equipment relating thereto and deemed necessary or convenient for the acquisition, construction, renovation, reconstruction or operation thereof, with such changes, deletions, additions or modifications to the enumerated improvements, equipment and facilities, or such other improvements, equipment or facilities as may hereafter be approved by Polk County in accordance with the Polk County Regulatory Agreement.

“Project Engineer” means Vanasse Hangen Brustlin, Inc., or any successor engineer or firm of engineers of reputation for skill and experience with respect to the construction, operation and maintenance of facilities similar to Poinciana Parkway, who is duly licensed under the laws of the State and designated by the Owner to perform the duties of the Project Engineer under the provisions of this Agreement.

“Property Acquisition Agreement” means the Poinciana Parkway Property Acquisition Agreement entered into by and between Osceola County and the Owner dated as of December 15, 2006, as amended and supplemented from time to time.

“State” means the State of Florida.

“Toll Commencement Date” means the Completion Date, or such earlier or later date as the Owner may otherwise determine.

“Toll Measurement Date” means the date which is thirty (30) days prior to the effective date of any increases in the Base Toll Rates.

“Toll Measurement Period” means the five (5) year period measured from the Toll Commencement Date and each three (3) year period thereafter.

“Traffic and Revenue Consultant” means any independent engineer or engineering firm or corporation retained by the Owner and acceptable to Osceola County to perform the acts and carry out the duties provided for such Traffic and Revenue Consultant in this Agreement and enjoying a favorable national reputation for skill and expertise in connection with the preparation of user and revenue estimates for facilities similar to Poinciana Parkway.

SECTION 1.03.  INTERPRETATION.  Words importing the singular number shall include the plural in each case and vice versa, and words importing persons shall include firms and corporations. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof,” and any similar terms, shall refer to this Agreement; the term “heretofore” shall mean before the execution of this Agreement; and the term “hereafter” shall mean after the execution of this Agreement. This Agreement shall not be construed more strongly against any party regardless that such party, or its counsel, drafted this Agreement.

SECTION 1.04.  SECTION HEADINGS.  Any headings preceding the texts of the several Sections of this Agreement and any table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference and shall neither constitute a part of this Agreement nor affect its meaning, construction or effect.

ARTICLE II

REPRESENTATIONS

SECTION 2.01.  REPRESENTATIONS OF OSCEOLA COUNTY.  Osceola County makes the following representations as the basis for the undertakings on the part of the Owner herein contained:

(A) Osceola County is duly organized and validly existing as a political subdivision and charter county of the State.

(B) Osceola County has full power and authority to enter into the transactions contemplated by the Interlocal Agreement, the Property Acquisition Agreement and this Agreement and to carry out its obligations hereunder and thereunder.

(C) Osceola County is not in default under any provisions of the laws of the State material to the performance of its obligations under this Agreement, the Interlocal Agreement and the Property Acquisition Agreement.

(D) Osceola County has duly authorized the execution and delivery of this Agreement, the Interlocal Agreement and the Property Acquisition Agreement.

(E) To Osceola County’s knowledge, the authorization, execution and delivery of the Interlocal Agreement and the Property Acquisition Agreement and the compliance by Osceola County with the provisions hereof and thereof will not conflict with or constitute a material breach of, or default under, any existing law, court or administrative regulation, decree, order or any provision of the Constitution or laws of the State relating to Osceola County or its affairs, or any ordinance, resolution, agreement, mortgage, lease or other instrument to which Osceola County is subject or by which it is bound.

(F) To Osceola County’s knowledge, there is no action, suit, proceeding or investigation at law or in equity before or by any court, public board or body pending or, to the best knowledge of Osceola County, threatened against or affecting Osceola County, wherein an unfavorable decision, ruling or finding would materially adversely affect the transactions contemplated hereby or which, in any way, would materially adversely affect the validity of this Agreement, the Interlocal Agreement, the Property Acquisition Agreement, or any agreement or instrument to which Osceola County is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby.

SECTION 2.02.  REPRESENTATIONS OF THE OWNER.  The Owner makes the following representations as the basis for the undertakings on the part of Osceola County herein contained:

(A) The Owner is a duly organized and validly existing Florida corporation duly authorized to transact business in the State.

(B) The Owner has full power and authority to enter into the transactions contemplated by this Agreement and the Property Acquisition Agreement and to carry out its obligations hereunder and thereunder.

(C) The Owner is not in default under any provisions of the laws of the State material to the performance of its obligations under this Agreement or the Property Acquisition Agreement.

(D) The Owner has duly authorized the execution and delivery of this Agreement and the Property Acquisition Agreement.

(E) To the Owner’s knowledge, the authorization, execution and delivery of this Agreement and the Property Acquisition Agreement and the compliance by the Owner with the provisions hereof and thereof will not conflict with or constitute a material breach of, or default under, any existing law, court or administrative regulation, decree, order or any provision of the Constitution or laws of the State relating to the Owner or its affairs, or any ordinance, resolution, agreement, mortgage, lease or other instrument to which the Owner is subject or by which it is bound.

(F) To the Owner’s knowledge, there is no action, suit, proceeding or investigation at law or in equity before or by any court, public board or body pending or, to the best knowledge of the Owner, threatened against or affecting the Owner, wherein an unfavorable decision, ruling or finding would materially adversely affect the transactions contemplated by this Agreement, the Property Acquisition Agreement or any agreement or instrument to which the Owner is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby.

ARTICLE III

POINCIANA PARKWAY

SECTION 3.01.  GENERAL.

(A) The Owner shall acquire, develop and construct the Poinciana Parkway as a controlled access arterial roadway extending from the current intersection of U.S. 17-92 and County Road 54 in Polk County to the existing intersection of Marigold Avenue and Cypress Parkway (CR 580) for a total length of approximately 9.66 miles, all substantially in accordance with the Plans and Specifications. Osceola County hereby acknowledges and approves the acquisition, construction, ownership and operation of the Poinciana Toll Road by the Owner as a private toll road, subject only to the provisions of this Agreement and the applicable provisions of law. Provided the Owner has performed all of its obligations under this Agreement, Osceola County covenants and agrees to permit the Owner to peaceably and quietly hold, enjoy and operate the Poinciana Toll Road as a private toll road, without hindrance from Osceola County or any party claiming by, through, or under Osceola County, but not otherwise, subject to the terms and conditions of this Agreement.

(B) Additionally, Osceola County hereby acknowledges and agrees that, upon the mutual agreement of the Owner and Osceola County, based upon the then existing level of service conditions on the Poinciana Parkway, the Owner may undertake, the expansion of the Poinciana Parkway to a six lane facility substantially in accordance with the Design Criteria (the “Expansion Project”). All costs associated with the expansion of the Poinciana Parkway shall be provided for by the Owner from various sources available to the Owner, provided, however, that the Owner shall be entitled to reimbursement for all costs associated with the expansion of the Osceola Project Area from any available and unencumbered “Concurrency Exemption Impact Fees” imposed by the County in the Osceola County portion of the Poinciana Development pursuant to Ordinance No. 06-53 of Osceola County. Promptly upon compliance with all applicable conditions of approval, Osceola County shall grant to the Owner all rights-of-way utilization permits and other approvals necessary or required for the construction activity contemplated within the Poinciana Toll Road and Osceola Project Area sections in connection with the Expansion Project. In addition, Osceola County shall reasonably assist the Owner, upon request, in its efforts to obtain all permits and approvals required from other governmental agencies or authorities in connection with the completion of the Expansion Project.

SECTION 3.02.  OWNERSHIP.

(A) On or before the Completion Date, the Owner shall convey to Osceola County any and all of the rights-of-way within the Osceola Project Area then owned by the Owner. All stormwater management areas shall remain in private ownership. The Osceola Project Area shall be owned by Osceola County and shall be operated and maintained by Osceola County in accordance with the provisions of Section 3.03 hereof.

(B) The Poinciana Toll Road shall be owned, operated as a private toll road and maintained by the Owner in accordance with the provisions of Section 3.04 hereof.

(C) Upon request by Owner, Osceola County shall convey to Polk County and the Florida Department of Transportation any portion of the Polk Project Area acquired by Osceola County pursuant to the exercise of the eminent domain powers of Osceola County exercised pursuant to Osceola County Resolution 07-004R. The Polk Project Area shall be owned by Polk County and shall be operated and maintained by Polk County in accordance with the provisions of Section 3.05 hereof and the Polk County Regulatory Agreement. All improvements by the Owner to US 17-92 and all rights-of-way upon which such improvements are made shall be owned, operated and maintained by the Florida Department of Transportation.

(D) Osceola County agrees to process any applications made by the Owner to vacate platted lands and platted dedications in favor of Osceola County that are necessary to clear title to the Poinciana Parkway as expeditiously as possible.

SECTION 3.03.  OSCEOLA PROJECT AREA.  Osceola County covenants and agrees that it will, at all times, operate and maintain the Osceola Project Area in good repair and in sound operating condition as a part of the public road system of Osceola County and will not impose tolls on the Osceola Project Area.

SECTION 3.04.  POINCIANA TOLL ROAD.  The Owner covenants and agrees that it will establish and enforce reasonable rules and regulations governing the use of the Poinciana Toll Road and the maintenance and operation thereof that are comparable to those governing similar facilities. The Owner further agrees that it will, at all times, maintain the Poinciana Toll Road in good repair and in sound operating condition; that it will make all necessary repairs, renewals and replacements to the Poinciana Toll Road, all in accordance with the Operations and Maintenance Standards attached hereto as Appendix D. The Owner covenants and agrees that it will, at all times during the term of this Agreement, maintain the Poinciana Toll Road open to the public subject only to the payment of the then applicable tolls set in accordance with Section 3.07 hereof.

SECTION 3.05.  POLK PROJECT AREA.  Pursuant to the Polk County Regulatory Agreement, Polk County shall covenant and agree that it will, at all times after acceptance of the Polk Project Area of the Poinciana Parkway for maintenance purposes, operate and maintain the Polk Project Area in accordance with Polk County, and any applicable State, policies and procedures for the maintenance and repair of the public road system of Polk County

SECTION 3.06.  FUNDING OF COSTS OF ACQUISITION AND CONSTRUCTION. The Owner acknowledges and agrees that Osceola County shall not be obligated to pay or fund any portion of the costs associated with the acquisition and construction of the Poinciana Parkway, including the costs associated with any acquisitions pursuant to the Property Acquisition Agreement and the same shall be provided for by the Owner from various sources available to the Owner.

SECTION 3.07.  TOLLS.

(A) Subject to the provisions of Section 3.07(B) and (C) hereof, the parties acknowledge and agree that the Owner shall have the sole responsibility to establish tolls for the Poinciana Toll Road. The Owner agrees to establish and place into effect reasonable tolls, fees and charges in regard to the use of the Poinciana Toll Road and to maintain such tolls, fees and charges in effect for the term of this Agreement in accordance with the provisions of Section 3.07(B) and (C) hereof. Tolls for traffic using the Poinciana Toll Road will be classified in a reasonable way to cover all traffic, so that the tolls may be uniform in application to all traffic falling within any reasonable class regardless of the status or character of any person participating in the traffic. The Owner agrees to permit free vehicular passage through the Poinciana Toll Road facilities (1) during times of national emergency, national disaster or any disaster declared as such by the State and (2) for public and private school buses that are being used for the purpose of regular school transportation, ambulances that are being used for patient transport, vehicles owned and operated by agents and independent contractors of Osceola County and Polk County that are being used in connection with the maintenance or operation of Poinciana Parkway and other vehicles exempted from the payment of tolls by State and federal law.

(B) Osceola County and the Owner covenant and agree that all tolls, fees and charges in regard to the use of the Poinciana Toll Road shall be set in accordance with the following schedule (the “Poinciana Toll Regime”):

(1) On the Toll Commencement Date, base toll rates shall be imposed by vehicle class and remain fixed through the fifth (5th) anniversary of the Toll Commencement Date as set forth in the following table (the “Base Toll Rates”), which the parties hereby deem reasonable for purposes of clause (A) above:

— — — — —	2 axles: $1.50 3 axles: $3.00 4 axles: $4.50 5 axles: $6.00 Each additional axle: $1.50

Thereafter, the Base Toll Rates are not subject to change annually but will be subject to adjustment on each Toll Measurement Date based on the number of years included within the applicable Toll Measurement Period as set forth below.

(2) On each Toll Measurement Date, the Owner may increase the Base Toll Rates by no more than the total cumulative amount of the Maximum Annual Toll Increase for each year included within the applicable Toll Measurement Period (either a three or five year period).

(C) In order to confirm the accuracy of the implementation of the Poinciana Toll Regime, prior to each Toll Measurement Date, the Owner shall deliver to Osceola County a report of the Traffic and Revenue Consultant certifying that all tolls, fees and charges with respect to the use of the Poinciana Toll Road have been set in accordance with the Poinciana Toll Regime.

(D) Osceola County agrees that the Owner may enter directly into an agreement with Florida Department of Transportation (“FDOT”) or the Orlando-Orange County Expressway Authority (“OOCEA”), or their successors or similar agencies or service providers, public or private, for toll enforcement, toll collection interoperability services, customer service and support, back office staff, use of the Sun-Pass or E-Pass transponder systems and similar services with respect to the Poinciana Toll Road. Osceola County may also provide these services by adding the Poinciana Toll Road onto the Agreement with the OOCEA. Pursuant to the requirements of FS 348.754(2)(n) governing the powers and duties of OOCEA, Osceola County invites the OOCEA to provide all of the toll system services described herein.

SECTION 3.08.  RESTRICTIONS REGARDING CONSTRUCTION OF ADDITIONAL CROSSINGS OVER REEDY CREEK.  In recognition of the potential adverse environmental impacts which may result from construction of additional crossings over Reedy Creek, so long as the level of service on the Poinciana Toll Road is maintained at a Level of Service “D” or better, then Osceola County hereby covenants and agrees that during the term of this Agreement it will not cause, construct or permit the construction of a new roadway crossing Reedy Creek between the existing crossing at U.S. 17-92 and the Pleasant Hill Road Extension. The term of the foregoing covenant shall commence on December 15, 2006 and unless terminated earlier pursuant to the provisions of this Agreement, shall extend for a period of forty (40) years following the Completion Date.

SECTION 3.09.  ACCESS MANAGEMENT. Osceola County and the Owner agree to limit access to Poinciana Parkway to those access points depicted in the Access Management Plan; provided however, that Osceola County may permit additional access to the Osceola Project Area. Osceola County acknowledges and agrees that all costs associated with providing access to the Osceola Project Area at locations not depicted as initial access points on the Access Management Plan shall be paid by Osceola County or the Person requesting such additional access, unless otherwise agreed to, in writing, by the Owner.

ARTICLE IV

PLANNING, DESIGN AND CONSTRUCTION

SECTION 4.01.  DESIGN CRITERIA. The Owner has developed and Osceola County has agreed and approved the Design Criteria attached to this Agreement as Appendix B.

SECTION 4.02.  ACQUISITION, DESIGN AND CONSTRUCTION OF POINCIANA PARKWAY.

(A) The Plans and Specifications have been developed substantially in accordance with the Design Criteria and have been signed, sealed and certified by the professional engineer, surveyor or architect who prepared such materials. As of the date of its execution of this Agreement, Osceola County represents that it has reviewed and approved the Plans and Specifications except for the Design/Build section of the Poinciana Toll Road. The Design/Build section of the Poinciana Toll Road has been approved with the exception of the final design details. Osceola County agrees to review such final design details as expeditiously as possible upon submission by the selected Design/Build firm.

(B) The Project Engineer has advised the Owner that the necessary permits and approvals from any and all governmental agencies required for the acquisition, construction, installation and equipping of the Poinciana Parkway, substantially in accordance with the Plans and Specifications have been obtained. If modifications or revisions to these permits are required, Osceola County shall reasonably assist the Owner, upon request, in its efforts to obtain all modifications required from governmental agencies or authorities. If modifications or revisions to the Plans and Specifications are required by a governmental agency or authority as a condition to its issuance of required permits, approvals or modifications, the Owner shall provide prompt written notice to Osceola County of the requested modifications or revisions.

(C) The Owner shall cause the Poinciana Parkway to be constructed substantially in accordance with the Plans and Specifications, the Design Criteria, the issued permits, and all applicable laws, rules, regulations and standards. Financing for the acquisition, development and construction of the Poinciana Parkway shall be completed and actual construction shall be commenced not later than February 14, 2011. Upon commencement of construction of the Poinciana Parkway, the Owner shall use all commercially reasonable efforts to expeditiously complete construction and shall cause such construction to be completed free of construction liens or claims. The Owner agrees to diligently pursue construction of the Poinciana Parkway without unreasonable delay, subject only to Force Majeure.

(D) Construction engineering inspection services shall be provided by the Project Engineer, who shall also sign and seal the as-built drawings of the Poinciana Parkway. Osceola County, at its option, may retain an independent consultant, reasonably acceptable to Osceola County, to confirm the completion of construction of the Poinciana Toll Road and the Osceola Project Area, substantially in accordance with the Plans and Specifications and provide to Osceola County a certificate to that effect.

(E) Osceola County agrees to assist and cooperate with the Owner to facilitate the acquisition, construction, completion and operation of the Poinciana Parkway. Promptly upon compliance with all applicable conditions of approval, Osceola County shall grant to the Owner all rights-of-way utilization permits necessary or required for the construction activity contemplated under the Plans and Specifications within the Osceola Project Area.

SECTION 4.03.  COMPLETION DATE. Acquisition and construction of Poinciana Parkway shall proceed with due diligence and best efforts to the completion thereof. Subject to the provisions of this Agreement, particularly Section 4.05 hereof and Osceola County’s compliance with the Property Acquisition Agreement, the Poinciana Parkway will be substantially complete and open to traffic not later than December 31, 2011 (the “Completion Date”), subject, however, to the provisions of Section 4.05 hereof. Substantial completion of the Poinciana Parkway shall be evidenced by a certificate of the Project Engineer to that effect to be delivered to Osceola County and the Owner within thirty (30) days of the actual occurrence thereof.

SECTION 4.04.  INSURANCE.

(A) The Owner shall require each contractor constructing improvements to Poinciana Parkway in the Osceola Project Area (the “Contractor”) to purchase and maintain (or in the alternative, Owner may implement an Owner controlled insurance program to provide) such insurance (the “Contractor’s Insurance”) as will protect the Owner and Osceola County from the claims, actions, damages or losses described below which may arise out of or result from the construction of improvements to Poinciana Parkway in the Osceola Project Area, regardless of whether such construction is performed by the Contractor, a subcontractor or anyone directly (or indirectly) employed by any of them, anyone who any of them are in privity of contract with or anyone for whose acts any of them may be liable:

(1) claims, actions or liability under workers compensation, disability benefits and other similar employee benefit acts which are applicable to construction of the improvements;

(2) claims, actions or liability for damages due to bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law;

(3) claims, actions or liability for damage due to bodily injury, disease or death of any person other than employees;

(4) claims, actions or liability for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person, or (b) by any other person; and

(5) claims, actions or liability for damages because of bodily injury or death of any person or property damage arising out of the tenantship, maintenance or use of any motor vehicle.

(B) The Contractor’s Insurance shall include premises-operations (including explosion, collapse and underground coverage) independent contractors, completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage with a maximum coverage as set forth below.

(C) Unless otherwise approved by the County Manager, the Contractor’s Insurance shall be written for not less than the following limits of liability:

(1) Commercial General Liability

(a)	Bodily Injury & Property Damage	$1,000,000 Each Occurrence Limit $2,000,000 General Aggregate Limit

$2,000,000 Products and Completed Operations Aggregate Limit

(2) Business Automobile Liability

(a)	Bodily Injury $1,000,000 Each Person Limit
$1,000,000 Each Occurrence Limit
(b)	Property Damage $500,000 Each Occurrence Limit
or
(c)	Bodily Injury & $1,000,000 Each Occurrence
	Property Damage	Combined Single Limit

(D) Contractor’s Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by an Excess or Umbrella Liability policy.

(E) The Owner shall furnish evidence of such Contractor’s Insurance to Osceola County. The certificate shall contain a statement binding upon the insurance company prohibiting cancellation, termination, or modification of the policy or reduction of coverages other than as a result of claims without first giving Osceola County thirty (30) days prior written notice of such proposed action.

(F) The Owner shall, all times during the operation of the Poinciana Toll Road, maintain in full force and effect, at its own cost and expense, a general liability insurance policy for the protection of members of the general public who travel, either as passengers or drivers, upon the Poinciana Toll Road. Said general liability insurance policy shall be in a form reasonably satisfactory to Osceola County, through its County Attorney, and shall protect against liability for loss or damage for personal injury, death and property damage, occasioned by the operations of grantee under the franchise. Minimum liability limits under the policy shall be Six Million Dollars ($6,000,000) for personal injury, death or property damage resulting from any one occurrence, with aggregate limits of at least Ten Million Dollars ($10,000,000). Limits may be obtained through the use of primary and excess policies. The policy shall contain a provision that written notice of any cancellation or reduction in coverage be delivered to Osceola County at least thirty (30) days in advance of the effective date of cancellation. Each dollar amount provided for in this subsection (F) shall be increased or decreased for each calendar year based on the percentage increase or decrease in the Consumer Price Index — All Urban Consumers (U.S. City- Average) published by the United States Department of Labor, Bureau of Labor Statistics, during the immediately preceding calendar year, using the years 1982-84 as a base of 100, or if such index is discontinued, the most comparable index published by any federal governmental agency.

SECTION 4.05.  FORCE MAJEURE.

(A) Neither Osceola County nor the Owner shall be liable for delays in the construction of Poinciana Parkway resulting from a Force Majeure Event and their respective obligations to perform hereunder in such event shall be extended for a period or periods equal to the cumulative duration of the Force Majeure Event, provided that Osceola County or the Owner, as the case may be, shall notify the other parties listed in Section 6.09 hereof promptly in writing of the occurrence of any such Force Majeure Event which may hamper the construction of Poinciana Parkway, shall give full information concerning such cause, and shall promptly exert due diligence to remove such cause. Notwithstanding the foregoing, no Force Majeure Event shall extend the date set forth in Section 4.02(C) by which the Owner is required to complete financing and commence construction of the Poinciana Parkway.

(B) For purposes of this Agreement, Force Majeure Event means any act, event or circumstances beyond a party’s reasonable control including, but not be limited to floods, fires, accidents, strikes, major breakdowns of equipment, extreme weather conditions, actions or inactions of other governmental units, the delay in the issuance of any required permits from any governmental unit, inability of the Owner to obtain financing for acquisition, development and construction of the Poinciana Parkway, on commercially reasonable terms, failure of any Lender to perform or fund in accordance with its commitment or loan documents benefiting the Owner for any reason outside of the control of the Owner or any other cause, whether of the same or different nature, existing or future, foreseen or unforeseeable, which is beyond the control and without fault or negligence of Osceola County or the Owner, as appropriate. Without limiting the foregoing, the term “Force Majeure Event” expressly include failure of the Owner, after using all commercially reasonable efforts, to obtain a loan secured solely by the Poinciana Toll Road and its future revenues with commercially reasonable terms, in order to commence construction of the Poinciana Parkway. For this purpose, commercially reasonable terms shall mean a loan with no more than an eight percent (8%) annual interest rate or alternatively, an interest rate of 400 basis points over LIBOR, a minimum term of 24 months and principal and interest due at the end of the term.

ARTICLE V

DEFAULTS AND REMEDIES

SECTION 5.01.  OWNER’S EVENTS OF DEFAULT. Subject to the provisions of Section 5.02 hereof, an “Owner Event of Default” shall be deemed to have occurred under this Agreement should any one or more of the following events occur at any time:

(A) Failure of the Owner to materially and timely comply with and perform each of the Owner’s obligations set forth in this Agreement taking into account any extension for Force Majeure Events.

(B) If any representation or warranty made by the Owner in this Agreement or subsequently made by the Owner in any written statement or document furnished to Osceola County and related to the transactions contemplated by this Agreement, is false, incomplete, inaccurate or misleading in any material respect when made.

SECTION 5.02.  OSCEOLA COUNTY’S REMEDIES.

(A) Notwithstanding the occurrence of any Force Majeure Events, failure by the Owner for any reason to complete financing for the acquisition, development and construction of the Poinciana Parkway and commence actual construction not later than February 14, 2011 shall constitute an “Owner Default.” In such event, all aspects of the “Vested Property” (as such term is defined in the Transportation Concurrency Agreement between Avatar and Osceola County, dated December 15, 2006) shall be subject to all transportation concurrency requirements in effect without further action of the parties.

(B) Should any Owner Event of Default occur before the Owner obtains funding of any financing in connection with the construction and/or ownership of the Poinciana Parkway and be continuing six (6) months after receipt of written notice to the Owner and the Lender from Osceola County specifying the existence of such Owner Event of Default (or within a reasonable time thereafter if such Owner Event of Default cannot reasonably be cured within such six (6) month period and the Owner or Lender begins to diligently pursue the cure of such Owner Event of Default within such six (6) month period), such Owner Event of Default shall become an “Owner Default,” and Osceola County, as its sole and exclusive remedy, shall be entitled to elect one of the following remedies: (1) termination of this Agreement; or (2) waiver of such Owner Default. The remedies set forth in this Section 5.02(B) do not affect the remedy set forth in Section 5.02(A).

(C) Should any Owner Event of Default occur after the Owner has obtained funding of any financing in connection with the construction and/or ownership of the Poinciana Parkway and be continuing six (6) months after receipt of written notice to the Owner and the Lender from Osceola County specifying the existence of such Owner Event of Default (or within a reasonable time thereafter if such Owner Event of Default cannot reasonably be cured within such six (6) month period and the Owner or Lender begins to diligently pursue the cure of such Owner Event of Default within such six (6) month period), such Owner Event of Default shall become an “Owner Default.” In the event of such Owner Default, each of Osceola County and the Owner agree that irreparable damage would occur to the development and operation of Poinciana Parkway in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. In furtherance (and not limitation) of the foregoing, upon an Owner Default:

(1) Osceola County, as its sole and exclusive remedy, shall be entitled to elect one of the following remedies (a) pursuit of specific performance of the Owner’s obligations under this Agreement or injunctive relief; or (b) waiver of such Owner Default; or

(2) In the event the County elects not to pursue the remedies described in Section 5.01(C)(1) or a court of competent jurisdiction determines (pursuant to a final non-appealable judgment) that the application of such remedies are unavailable for an Owner Default, Osceola County shall be entitled to receive from Owner, as its sole and exclusive remedy, the sum of Ten Dollars ($10.00) and thereupon and thereafter all aspects of the “Vested Property” (as such term is defined in the Transportation Concurrency Agreement between Avatar and Osceola County, dated December 15, 2006) shall be subject to all transportation concurrency requirements in effect without further action of the parties. Each of Osceola County and Owner acknowledges and agrees that Osceola County’s damages in the event of an Owner Default are uncertain and difficult to ascertain and that the provision of this Section 5.02(C)(2) are a full, fair and accurate measure of Osceola County’s damages and is not to be deemed a penalty.

Each of Osceola County and the Owner agree that this Section 5.02(C) (and the priority of the remedies therein) are a material inducement for the Lender to provide financial assistance for the development of the Poinciana Parkway. The remedies set forth in this Section 5.02(C) do not affect the remedy set forth in Section 5.02(A).

SECTION 5.03.  COUNTY’S DEFAULT. Subject to the provisions of Section 5.04 hereof, an “Osceola County Event of Default” shall be deemed to have occurred under this Agreement should any one or more of the following events occur at any time:

(A) Failure of Osceola County to materially and timely comply with and perform all of Osceola County’s obligations set forth in this Agreement.

(B) If any representation or warranty made by Osceola County in this Agreement or subsequently made by Osceola County in any written statement or documents in any documents relating to the transactions contemplated hereby is false, incomplete, inaccurate or misleading in any material respect when made.

SECTION 5.04.  OWNER’S REMEDIES. Should any Osceola County Event of Default occur and be continuing thirty (30) days after receipt of written notice to Osceola County from the Owner specifying the existence of such Osceola County Event of Default (or within a reasonable time thereafter if such Osceola County Event of Default cannot reasonably be cured within such thirty (30) day period and Osceola County begins to diligently pursue the cure of such Osceola County Event of Default within such thirty (30) day period), such Osceola County Event of Default shall become an “Osceola County Default.” In the event of such Osceola County Default, each of Osceola County and the Owner agree that irreparable damage would occur to the Owner and the development and operation of Poinciana Parkway in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. In furtherance (and not limitation) of the foregoing, upon an Osceola County Default the Owner, as its sole and exclusive remedies, shall be entitled to elect any or all of the following remedies: (A) termination of this Agreement; (B) pursuit of specific performance of Osceola County’s obligations under this Agreement or injunctive relief; or (C) waiver of such Osceola County Default.

SECTION 5.05.  AGREEMENT TO PAY ATTORNEYS’ FEES AND EXPENSES. If, with respect to any Event of Default, the non-defaulting party employs attorneys or incurs other expenses for the collection of amounts due hereunder or for the enforcement of the performance or observance of any covenants or agreements on the part of the defaulting party contained herein, the defaulting party agrees that it will on demand therefor pay to the non-defaulting party the reasonable fees of such attorneys and such other reasonable expenses so incurred by the non-defaulting party, the amount of such fees of attorneys to be without regard to any statutory presumption.

SECTION 5.06. LENDER PROVISIONS. Notwithstanding any other provision hereof to the contrary, Osceola County and the Owner agree as follows:

(A) Each Lender shall provide its notice information to Osceola County and the Owner. Thereafter, all material notices under this Agreement, including notices with respect to any defaults under this Agreement, shall also be sent to each Lender.

(B) Each Lender shall have the same opportunity to cure any default as the Owner and Osceola County agrees not to terminate this Agreement until Osceola County has given the Lender(s) notice of its intention to terminate this Agreement and provided the Lender(s) with the reasonable opportunity to cure such default as set forth herein. Any performance by the Lender(s) of the obligations of the Owner shall not be deemed to be an assumption by the Lender(s) of the obligations of the Owner hereunder. During such cure period, Osceola County agrees to give the Lender(s) access to the Poinciana Toll Road as is otherwise provided to the Owner prior to any default.

(C) If so requested by the Lender(s), Osceola County will deliver an estoppel letter from time to time to Owner and Lender(s), in form and substance reasonably satisfactory to Osceola County and to the Lender(s), certifying as to whether this Agreement remains in effect and whether any claims for non-performance or breach have occurred and are continuing. Osceola County also agrees to enter into an agreement with the Lender, if requested by the Lender, setting forth the terms of this Section 5.06.

(D) In the event a Lender (or an entity designated by a Lender that otherwise satisfies the requirement of Section 6.11 (D) (3) at the time of the applicable transfer) becomes the owner of the Poinciana Toll Road by foreclosure or otherwise, the Lender or such entity shall have all of the privileges and obligations of the Owner under this Agreement.

The Lender acknowledges that its rights under this Agreement do not affect the remedy set forth in Section 5.02(A) hereof.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.01.  INTERLOCAL AGREEMENT PROVISIONS.  To the extent any provision of this Agreement constitutes a joint exercise of power, privilege or authority by and between Osceola County and the Owner, such provision shall be deemed to be an “interlocal agreement” within the meaning of the Florida Interlocal Cooperation Act of 1969. This Agreement shall be filed in the Public Records of Osceola County, Florida.

SECTION 6.02.  TRAFFIC SAFETY, EMERGENCY AND ENFORCEMENT SERVICES.  To the extent deemed necessary by Osceola County, the Owner shall grant to Osceola County, a perpetual easement over the Poinciana Toll Road and right of ingress and egress to and for the benefit of delivery and pick up services, fire and rescue protection services, police services, ambulance services and other authorities of law, United States mail carriers, and representatives of utilities. The Poinciana Toll Road shall be subject to the jurisdiction of Osceola County in establishing speed limits and traffic control devices deemed necessary and appropriate by Osceola County and the Owner shall contract with the Osceola County Sheriff’s Department and/or the Florida Highway Patrol (collectively, the “Enforcement Agencies”), respectively, for the enforcement of traffic control and safety regulations. If at any time Enforcement Agencies are willing to provide, and the Owner fails to maintain or enforce the terms of a valid contract in effect with one or more of the Enforcement Agencies providing for enforcement of traffic control and safety regulations with respect to the Poinciana Toll Road that is reasonably acceptable in form and substance to Osceola County, through its County Attorney, such event shall constitute a material breach of this Agreement.

SECTION 6.03.  REIMBURSEMENT BY OWNER OF CERTAIN COSTS INCURRED BY OSCEOLA COUNTY.  The Owner covenants and agrees to pay the reasonable fees and expenses of the Traffic and Revenue Consultant. In addition, the Owner shall also pay the reasonable fees and expenses of the Project Engineer or a third party consultant, retained by the Owner and reasonably acceptable to Osceola County, to certify to the completion of construction of the Poinciana Toll Road and the Osceola Project Area, substantially in accordance with the Plans and Specifications.

SECTION 6.04.  TERM OF AGREEMENT.  The term of this Agreement shall commence on December 15, 2006 and unless terminated earlier pursuant to the provisions of this Agreement, shall extend for a period of ninety-nine (99) years following the Completion Date.

SECTION 6.05.  NO ADDITIONAL RIGHTS CONFERRED; NO CONCESSION.  The Owner acknowledges and agrees that the execution of this Agreement or any activity resulting therefrom does not affect any existing rights to develop the Osceola County portion of the Poinciana Development in a specific manner nor does this Agreement confer any new or additional development rights upon the Owner.

Osceola County and the Owner acknowledge and agree that this Agreement does not constitute and shall not be deemed to be a concession agreement and neither the expiration or termination of this Agreement shall serve to divest the Owner and any permitted assignee of the Owner of its ownership or right to operate the Poinciana Toll Road.

SECTION 6.06.  INDEMNIFICATION.  For the separate consideration of ten dollars ($10) and other valuable consideration paid to it by Osceola County, the Owner hereby agrees to indemnify, defend and hold Osceola County harmless from and against any and all liability for any loss, injury or damage to persons or property, including, without limitation, consequential damage including without limitation, all costs, expenses, court costs and reasonable attorneys’ fees, imposed on Osceola County by any person whomsoever arising out of this Agreement, except for any such loss, injury or damage that is caused by or results from the gross negligence or willful misconduct of Osceola County, its employees, agents or contractors. The provisions of this Section 6.06 shall survive the expiration or any termination of this Agreement.

SECTION 6.07.  ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes all prior other and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.

SECTION 6.08.  AMENDMENTS AND WAIVERS.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.

SECTION 6.09.  NOTICES.  All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when hand delivered or mailed by registered or certified mail, postage prepaid, to the following addresses:

Osceola County:	Michael Freilinger
County Manager
1 Courthouse Square, Suite 4700
Kissimmee, FL 34741
With a copy to:	Jo Thacker, Esq.
Acting County Attorney
1 Courthouse Square
Kissimmee, FL 34741
Owner:	Avatar Properties Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Attention: General Counsel
With a copy to:	Julie Kendig-Schrader, Esq.
Greenberg Traurig, P.A.
450 South Orange Avenue
6th Floor
Orlando, FL 32801
Lender:	—
—
—
With a copy to:	—
—
—

Any of the above may, by notice in writing given to the others, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent. Any notice shall be deemed given on the date such notice is delivered by hand or facsimile transmission or three days after the date mailed.

SECTION 6.10.  COOPERATION. The parties will cooperate with each other, to the extent permitted by applicable law, in every reasonable way in carrying out the transactions contemplated by this Agreement, in fulfilling all of the conditions to be met by the parties in connection with this Agreement and in obtaining and delivering all documents required hereunder.

SECTION 6.11.  ASSIGNMENT.

(A) Avatar has established Poinciana Parkway Company, LLC (the “PPC”), a single purpose entity for the purposes of owning and operating the Poinciana Toll Road. Avatar has or will cause the Acquired Parcels, Mitigation Credits, Poinciana Parkway Permits and all other assets (collectively referred to as the “Assets”) held by Avatar for the ownership, operation, construction and/or maintenance of the Poinciana Toll Road to be conveyed/transferred/assigned to the PPC, whereby the PPC will become the owner under this Agreement. Notwithstanding the foregoing, upon such transfer and assignment, the PPC may at anytime convey the Assets back to Avatar and Avatar will become the owner hereunder. Prior to the Completion Date, Avatar hereby guarantees the prompt and satisfactory performance of all obligations under this Agreement assigned pursuant to this subsection. Osceola County represents that it would not have executed this Agreement without the foregoing guarantee of performance. Avatar represents that the execution of this Agreement is expected to result in financial and other valuable benefits to Avatar and constitutes good, sufficient and valuable consideration for the assumption by Avatar of its obligations hereunder.

(B) Avatar or the PPC may assign this Agreement to any successor in title to the real property underlying the Poinciana Toll Road.

(C) Other than the assignment expressly permitted by subsections (A) and (B), neither party may effect an assignment of this Agreement without the prior written consent of the other party. No such assignment shall become effective unless (1) the proposed assignee is a duly organized entity authorized to transact business in the State; (2) the proposed assignee specifically agrees, in writing, to be bound by all the provisions of this Agreement relating to the continuing operation of the Poinciana Parkway; and (3) the operation of the Poinciana Toll Road shall, at all times, be under the direction and supervision of an active operator with the expertise, qualifications, experience, competence, skills and know-how to perform the toll road operations in accordance with this Agreement (an “Operator”), which Operator may be the proposed assignee itself, any of its affiliates, or any qualified party with whom the proposed assignee has entered into a contract for purposes of operating the road or its tolling facilities. Except as provided in subsection (A), Avatar shall have no further obligations under this Agreement upon an assignment of its rights, title and interests in, to and under this Agreement to any person or entity in accordance with the provisions of this Section.

SECTION 6.12.  BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns and shall inure to the benefit of the parties, their respective successors and assigns. Nothing contained in this Agreement is intended or shall be construed as creating or conferring any rights, benefits or remedies upon, or creating any obligations of the parties hereto toward, any person or entity not a party to this Agreement, except rights expressly contained herein for the benefit of the Lender(s).

SECTION 6.13.  SEVERABILITY.  In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

SECTION 6.14.  EXECUTION IN COUNTERPARTS.  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 6.15.  APPLICABLE LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

SECTION 6.16.  JURISDICTION AND VENUE.  The parties to this Agreement expressly consent to the jurisdiction of and agree to suit in any court of general jurisdiction in the State, whether state, local or federal, and further agrees that venue shall lie in Osceola County, Florida.

SECTION 6.17.  DISPUTE RESOLUTION.

(A) The parties agree to resolve any dispute related to the interpretation or performance of this Agreement in the manner described in this Section 6.17. Either party may initiate the dispute resolution process by providing written notice to the other party.

(B) After transmittal and receipt of a notice specifying the area or areas of disagreement, the parties agree to meet at reasonable times and places, as mutually agreed upon, to discuss the issues.

(C) If discussions between the parties fail to resolve the dispute within sixty (60) days of the notice described in Section 6.17(A) hereof, the parties shall appoint a mutually acceptable neutral third party to act as a mediator. If the parties are unable to agree upon a mediator, either the Owner or Osceola County will request appointment of a mediator by the Chief Judge of the Circuit Court of the Ninth Judicial Circuit in and for Osceola County, Florida. The mediation contemplated by this Section 6.17(C) is intended to be an informal and non-adversarial process with the object of helping the parties reach a mutually acceptable and voluntary agreement. The decision making shall rest solely with the parties. The mediator shall assist the parties in identifying issues, fostering joint problem-solving, and exploring settlement alternatives. It is understood that any settlement may require approval of Osceola County’s Board of Commissioners.

(D) If the parties are unable to reach a mediated settlement within 120 days of the mediator’s appointment, either party may terminate the settlement discussions by written notice to the other party. In such event, either party may initiate litigation within 120 days of the notice terminating the settlement discussions. Failure by the party initiating the dispute resolution procedure to commence litigation within the 120 day period shall be deemed to constitute an acceptance of the interpretation or performance of the other party.

SECTION 6.18.  WAIVER OF JURY TRIAL.  OSCEOLA COUNTY AND THE OWNER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR OSCEOLA COUNTY AND THE OWNER ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the Board of County Commissioners of Osceola County, Florida, has caused this Agreement to be executed and delivered as of the day and year first above written.

OSCEOLA COUNTY, FLORIDA

By: /s/ KEN SHIPLEY Chairman/Vice Chairman Board of County Commissioners

ATTEST:

/s/ DEBRA A. DAVIS
Clerk/Deputy Clerk to the Board
(SEAL)
BCC approved 07/14/08

IN WITNESS WHEREOF, the Owner has caused this Agreement to be executed and delivered as of the day and year first above written.

AVATAR PROPERTIES INC.
WITNESSES: /s/ NORA E. SANCHEZ Name: Nora E. Sanchez	By: /s/ PATRICIA K. FLETCHER Name: Patricia Kimball Fletcher Title: Executive Vice President

/s/ GLORIA P. ALFONSO Name:_Gloria P. Alfonso

STATE OF FLORIDA
COUNTY OF MIAMI-DADE

The foregoing instrument was acknowledged before me by Patricia Kimball Fletcher, as Executive Vice President of Avatar Properties Inc. on behalf of said corporation. She is personally known to me or has produced      N/A     , as identification, and did (did not) take an oath.

WITNESS my hand and official seal, this 15th day of July, 2008.

/s/ MARIBEL G. PILA

Notary Public State of Florida
My commission expires:Oct. 20, 2010	Commmission No. DD 594512

APPENDIX A

POINCIANA PARKWAY

MAP OF POINCIANA PARKWAY AND SURROUNDING AREAS

APPENDIX B

DESIGN CRITERIA

ROADWAY DESIGN CRITERIA
POINCIANA PARKWAY/MARIGOLD AVENUE
FROM US 17/92 TO CYPRESS PARKWAY
OSCEOLA & POLK COUNTIES

Criteria
	Design Element	Urban (Rural)	Source	Notes
General Criteria	Functional Classification	Principal Arterial	FDOT Green Book Ch. 1
	Design vehicle	P, SU, WB-50 WB62 @US17-92/Cypress	FDOT Green Book Ch. 3
	Design Year (Open/Future)	2007/2022
	Design Speed	45 MPH (60 MPH)	FDOT Green Book Ch. 3	See the typical section package for the design speeds for the individual segments.

Typical Section	Lane Widths	12’	FDOT Green Book Ch. 3
	Shoulder widths	10’ Outside/4’ Paved; 6’ Median	FDOT Green Book Ch. 3
	Typical cross section Slopes	0.02 Inside & Median Lane	FDOT Green Book Ch. 3	0.03 Outside Lane
	Horizontal Clear Zone	4’ – C&G 18’ – 45 to 50 MPH (=1500 ADT) 30’ – 60 MPH and above (=1500 ADT)	FDOT Green Book Ch. 3
	Roadside slopes (front slopes)	1:4 (Front Slopes)	FDOT Green Book Ch. 3	1:3 (Back Slopes)

Horizontal geometry	Max. deflection w/o curve	1° 00’ 00” (0° 45’ 00”)	FDOT PPM Ch. 2
	Minimum radius	880’ Urban (e max= 0.05) 1640’ Rural (e max=0.10)	FDOT Green Book Ch. 3
	Max Curvature using 0.02	0° 30’ 00” (0° 15’ 00”)	FDOT PPM Ch. 2
	Minimum length of Curve	15V (›=400’)	FDOT PPM Ch. 2
	Min tangent between reverse curves	-
	Superelevation transition ratio	1:150 91:250)	FDOT PPM Ch. 2
	Max. superelevation	0.05 (0.10)	FDOT Green Book Ch. 3
	Min. Intersection stopping sight distance	400’ (625’)	FDOT Green Book Ch. 3

ROADWAY DESIGN CRITERIA
POINCIANA PARKWAY/MARIGOLD AVENUE
FROM US 17/92 TO CYPRESS PARKWAY
OSCEOLA & POLK COUNTIES
(Continued)

Criteria
	Design Element	Urban (Rural)	Source	Notes
Vertical Geometry	Max. Profile Grade	5% (3%)	FDOT Green Book Ch. 3
	Min. Profile Grade	0.3% (Curb & Gutter)	FDOT Green Book Ch. 3	Flat Terrain
	Max grade change w/o vertical curve	0.60% (0.20%)	FDOT Green Book Ch. 3
	Minimum length vertical curve	3 times the Design Speed	FDOT Green Book Ch. 3
	Minimum crest vertical curve	300’ (500’)	FDOT Green Book Ch. 3
	Min. K value for Crest Vertical Curve	120 (290)	FDOT Green Book Ch. 3
	Minimum sag vertical curve	200’ (400’)	FDOT Green Book Ch. 3
	Min. K Value for Sag Vertical Curve	90 (150)	FDOT Green Book Ch. 3
	Minimum stopping sight distance	400’ (625’)	FDOT Green Book Ch. 3
Base clearance above DHW elev.

Median	55 MPH and Over	40’ Width	FDOT Green Book Ch. 3	Multilane Facilities – Rural Highways
	Under 55 MPH	22’ Width	FDOT Green Book Ch. 3
	50 MPH Urban	19.5’ Width	FDOT Green Book Ch. 3	Urban Streets
	45 MPH and Less	15.5’ Width	FDOT Green Book Ch. 3

Ref: FDOT Maual of Uniform Minimum Standards for Design, Construction, and Maintenance for Streets and Highways, May 2005

FDOT Plans Manual, Volume 1, English, Revised January 1, 2005

APPENDIX C

ACCESS MANAGEMENT PLAN

(Map of Poinciana Parkway depicting Access Points)

APPENDIX D

OPERATIONS AND MAINTENANCE STANDARDS

(Florida Department of Transportation Maintenance Rating Program Handbook)

APPENDIX E

CERTIFICATE OF LIABILITY INSURANCE